Exhibit 10.4

PROMISSORY NOTE

$37,500.00	Minneapolis, Minnesota
April 3, 2008

FOR VALUE RECEIVED, the undersigned, ProUroCare Medical Inc., a Nevada corporation (“Corporation”) promises to pay to the order of                                (“                      “), the principal sum of the loan made to it of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00) together with interest on the unpaid principal balance thereof at the rate of ten percent (10.00%) per annum.  Payment in full of the principal plus interest is due on September 1, 2008.

Corporation agrees as further consideration for the loan made to it to grant                              a warrant to purchase Twenty-Five Thousand (25,000) shares of the Corporation’s $0.00001 par value common stock, such warrants being exercisable at anytime before April 3, 2013 at a price of One Dollar Fifty Cents ($1.50) per share of stock.

Corporation reserves and shall have the right to repay at any time and from time to time, the whole or any portion of the unpaid principal balance of this note, without premium or penalty.

                Corporation promises to pay all costs of collection with respect to this obligation, including, but not limited to, attorneys’ fees, whether or not suit is filed with respect thereto.

                No delay or omission on the part of the Note holder in exercising any right or remedy given hereunder or available under law shall impair such right, or be considered a waiver thereof or acquiescence in any default hereunder.

This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

ProUroCare Medical Inc.

By:	/s/Richard Carlson
	Its:	Chief Executive Officer